As filed with the Securities and Exchange Commission on February 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KYIVSTAR GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Kyivstar Group Ltd.

Unit 517, Level 5

Index Tower

Dubai International Financial Centre (DIFC)

United Arab Emirates

(Address and Zip Code of Principal Executive Offices)

KYIVSTAR GROUP LTD. UMBRELLA INCENTIVE PLAN

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: 212-947-7200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

J. David Stewart

Sidley Austin LLP

70 St Mary Axe

London EC3A 8BE

United Kingdom

+44 20 7360 3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Kyivstar Group Ltd., an exempted company limited by shares, incorporated and existing under the laws of Bermuda with registration number 202504557 (the “Registrant”), to register 6,945,906 of its common shares, par value $0.01 per share (the “Common Shares”), issuable under the Kyivstar Group Ltd. Umbrella Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the provisions of the introductory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Documents containing the information required by Part I of the Registration Statement will be sent or given to the participant in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)	The Registrant’s prospectus, dated December 18, 2025, filed with the Commission on such date pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1 (File No. 333-290082);

(2)	The Registrant’s prospectus, dated January 29, 2026, filed with the Commission on January 30, 2026 pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1 (File No. 333-292996);

(3)	The Registrant’s Shell Company Report on Form 20-F, filed with the Commission on August 15, 2025;

(4)	The Registrant’s Reports on Form 6-K, filed with the Commission on September 5, 2025, November 10, 2025, November 24, 2025, January 23, 2026, January 28, 2026 and January 30, 2026; and

(5)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 13, 2025, and any amendments or reports filed for the purposes of updating such description, including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

For purposes of this Registration Statement, any statement contained in an Incorporated Document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is an exempted company, with liability limited by shares, incorporated and existing under the laws of Bermuda. Section 98 of the Bermuda Companies Act 1981, as amended (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors employed by the company against any loss or liability which by virtue of rule of law or otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 of the Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any costs and expenses incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act. Section 98 of the Companies Act also provides that a Bermuda company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Pursuant to the Registrant’s bye-laws, the Registrant will indemnify and hold harmless its directors and senior managers from and against all actions, costs, charges, liabilities, losses, damages and expenses in connection with any act done, concurred in or omitted in the execution of its business, or their duty, or supposed duty, or in their respective offices or trusts, to the extent permitted by applicable law. The foregoing indemnity will not apply (and any funds advanced will be required to be repaid) with respect to a director or officer if any allegation of fraud or dishonesty is proved against such director or officer. The Registrant has entered into separate indemnification agreements with certain of its directors and senior managers pursuant to which the Registrant has agreed to indemnify each of them within substantially the same scope as provided in the Registrant’s bye-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation and Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4, filed with the Commission on June 5, 2025).

4.2	Bye-Laws of the Registrant (incorporated by reference to Exhibit 1.2 to the Registrant’s Shell Company Report on Form 20-F, filed with the Commission on August 15, 2025).

4.3	Kyivstar Group Ltd. Umbrella Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on January 28, 2026).

5.1*	Opinion of Wakefield Quin Limited with respect to validity of issuance of securities.

23.1*	Consent of Wakefield Quin Limited (included as part of Exhibit 5.1 hereto).

23.2*	Consent of UHY LLP (as independent registered public accountant to VEON Holdings B.V.).

23.3*	Consent of UHY LLP (as independent registered public accountant to Kyivstar Group Ltd.).

23.4*	Consent of WithumSmith+Brown, PC.

24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

107*	Calculation of Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Dubai International Financial Centre, United Arab Emirates, on February 6, 2026.

KYIVSTAR GROUP LTD.

By	/s/ Kaan Terzioğlu
Name	Kaan Terzioğlu
Title	Executive Chairman and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, Kaan Terzioğlu and Boris Dolgushin, or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kaan Terzioğlu	Executive Chairman and Director (Principal Executive Officer)	February 6, 2026
Kaan Terzioğlu

/s/ Boris Dolgushin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 6, 2026
Boris Dolgushin

/s/ Oleksandr Komarov	President	February 6, 2026
Oleksandr Komarov

/s/ Serdar Çetin	Director	February 6, 2026
Serdar Çetin

/s/ Betsy Z. Cohen	Director	February 6, 2026
Betsy Z. Cohen

/s/ Augie K. Fabela II	Director	February 6, 2026
Augie K. Fabela II

/s/ Rt Hon Sir Brandon Lewis CBE	Director	February 6, 2026
Rt Hon Sir Brandon Lewis CBE

/s/ Burak Ozer	Director	February 6, 2026
Burak Ozer

/s/ Duncan Perry	Director	February 6, 2026
Duncan Perry

/s/ Michael R. Pompeo	Director	February 6, 2026
Michael R. Pompeo

/s/ Dmytro Shymkiv	Director	February 6, 2026
Dmytro Shymkiv

/s/ Michiel Soeting	Director	February 6, 2026
Michiel Soeting

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of America, has signed this Registration Statement on Form S-8 in New York City, New York on February 6, 2026.

Authorized U.S. Representative — Cogency Global Inc.

By	/s/ Colleen A. De Vries
Name	Colleen A. De Vries
Title	Senior Vice President on behalf of Cogency Global Inc.